Ex. 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 29, 2015, is entered into by and between Acacia Diversified Holdings, Inc., a Texas corporation (“ADH”), and its wholly-owned subsidiaries Citrus Extracts, Inc., a Florida corporation (“CEI”), and Acacia Transport Services, Inc., a Florida corporation (“ATS”); and Citrus Extracts II, LLC, a Florida limited liability company (“CEL”), and Citrus Extracts Transport Services, LLC (“CETS”). ADH, CEI and ATS are individually and collectively referred to herein as the “Seller.” CEL and CETS are individually and collectively referred to herein as the “Buyer.”

RECITALS

WHEREAS, ADH, by and through its subsidiary CEI is engaged in the business of acquiring and processing raw citrus peel into dehydrated citrus ingredient products (the “CEI Business”), and by and through its subsidiary ATS is engaged in the business of transporting raw citrus peel by truck (the “ATS Business”). For its part, ADH owns certain assets relating to the milling of dehydrated citrus ingredient products (the “Milling Business,” and collectively with the CEI Business and ATS Business, the “Seller Businesses”);

WHEREAS, the Seller, in pursuit of the Seller Businesses, holds good and valuable title to assets related to the Seller Businesses and has assumed certain liabilities in the normal course of the Seller Businesses;

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and interests of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Purchase and Sale

Section 1.01        Purchase and Sale of Assets.

(a)                Subject to the terms and conditions set forth herein, at the Closing Seller shall sell, assign, transfer, convey and deliver to the appropriate Buyer, and such Buyer shall purchase and acquire from Seller, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (each being an “Encumbrance”), all of Seller’s right, title and interest in and to all of the assets, properties, and rights (including goodwill), wherever located, described below (collectively, the “Purchased Assets”):

(i)                 the assets set forth on Section 1.01 of the schedules attached to this Agreement (the “Disclosure Schedules”);

(ii)               all of Seller’s contracts and agreements relating to the Seller Businesses or the Purchased Assets, including the Assigned Contracts set forth on Section 3.07 of the Disclosure Schedule;

(iii)             all of Seller’s Permits (as defined below) relating to the Seller Businesses or the Purchased Assets, to the extent transferable or assignable to the Buyer, including the Assigned Permits set forth on Section 3.08 of the Disclosure Schedule;

(iv)             all prepaid expenses and deposits of Seller relating to the Purchased Assets or the Seller Businesses, subject to Section 5.09;

(v)               all inventory, raw materials, finished goods and work-in-progress relating to the Seller Businesses or the Purchased Assets;

(vi)             all data, records and information relating to the Purchased Assets or the Seller Businesses, including without limitation financial records and information and data relating to technical support or operations of the Seller Businesses;

(vii)           all technical information, data, customer lists, supplier lists, price lists, process technology, plans and drawings, and all other Intellectual Property (as defined below) relating to the Seller Businesses or the Purchased Assets, including without limitation Seller’s trade secrets relating to its Citrus Emulsion System and its Citrus Peel Processing System, but excluding any right to use the name “Acacia” or its trademarks, trade names, or logos using the name “Acacia”; and

(viii)         all claims under warranties, indemnities or other claims or rights against third parties relating to the Purchased Assets or the Seller Businesses, and all insurance benefits and proceeds arising out of the Purchased Assets or the Seller Businesses after the Closing.

(b)               CEL shall acquire at the Closing all of the Purchased Assets except for the following which shall be acquired by CETS (collectively, the “CETS Assets”): (a) the Purchased Assets specifically described on Section 1.01 of the Disclosure Schedule as being transferred to CETS, (b) the Assigned Contracts specifically designated as being acquired by CETS on Section 3.07 of the Disclosure Schedule (the “CETS Contracts”), and (c) the Assigned Permits specifically designated as being acquired by CETS on Section 3.08 of the Disclosure Schedule (the “CETS Permits”).

Section 1.02        Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include:

(a) Seller’s cash, cash equivalents, accounts and notes receivables;

(b) all minute books, stock and similar records, and company seals:

(c) all issued and outstanding shares of capital stock of Seller;

(d) all personnel records and other records that Seller is required by law to retain in its possession;

(e) all contracts that are not included in the Purchased Assets; and

(f) all insurance policies and rights thereunder; and,

(g) any other assets of Seller identified as excluded assets on Section 1.02 of the Disclosure Schedule or not otherwise described in Section 1.01 above (collectively, the “Excluded Assets”).

Section 1.03        Assumed Liabilities; Excluded Liabilities.

(a)                As part of the consideration for the Purchased Assets, subject to the terms and conditions set forth herein, (a) CEL shall assume and agree to pay, perform and discharge only the liabilities and obligations arising after the Closing under the Assigned Contracts other than the CETS Contracts, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (the “CEL Assumed Liabilities”) and (b) CETS shall assume and agree to pay, perform and discharge only the liabilities and obligations arising after the Closing under the CETS Contracts, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (the “CETS Assumed Liabilities” and, collectively with the CEL Assumed Liabilities, the “Assumed Liabilities”).

(b)               Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller or the Seller Businesses of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created. Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all liabilities and obligations which they are obligated to pay and satisfy. All liabilities and obligations of the Seller other than the Assumed Liabilities are sometimes referred to as the “Excluded Liabilities.”

Section 1.04        Purchase Price; Payments.

(a)                Purchase Price. The purchase price for the Purchased Assets shall be Two Million Five Hundred Sixty Thousand Eight Hundred Fourteen Dollars and 22/100 ($2,560,814.22) (the “Purchase Price”), plus the assumption of the Assumed Liabilities.

(b)               Payments at Closing. At the Closing, Buyer shall pay an amount equal to the Purchase Price, by wire transfer of immediately available funds to accounts and in accordance with wire transfer instructions specified in writing before Closing, as follows:

(i)                 the amounts to the Sellers’ creditors and other holders of Seller’s trade payable obligations, as set forth in the lender’s payoff letters and related information delivered to Buyer or the trade payables list set forth on Section 1.04 of the Disclosure Schedule;

(ii)               any amounts to the persons set forth on Section 1.04 of the Disclosure Schedule in consideration of his or her execution of the Non-Competition Agreements;

(iii)             the remainder to ADH as sole shareholder of CEI and ATS in accordance with the wire transfer instructions set forth in Section 1.04 of the Disclosure Schedules.

Section 1.05        Allocation of Purchase Price and Assets. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with the Section 1.05 of the Disclosure Schedules. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Article II
Closing

Section 2.01        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of the BrownWinick Law Firm, 666 Grand Avenue, Suite 2000, Des Moines, IA 50309. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02        Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i)                 a bill of sale in form and substance satisfactory to Buyer, duly executed by Seller, transferring the Purchased Assets (other than the CETS Assets) to CEL (the “CEL Bill of Sale”);

(ii)               a bill of sale in form and substance satisfactory to Buyer, duly executed by Seller, transferring the CETS Purchased Assets to CETS (the “CETS Bill of Sale”);

(iii)             an assignment for each of the Purchased Assets which are intangible assets (“Intangible Asset Assignment”);

(iv)             executed consents for any Assigned Contracts for which a consent is required by the terms of such Assigned Contract, including without limitation those set forth on Section 3.02 of the Disclosure schedule (the “Contract Consents”);

(v)               an assignment and assumption agreement in form and substance satisfactory to Buyer, duly executed by the Seller, effecting the assignment to and assumption by CEL of the Assigned Contracts (other than the CETS Contracts), the Assigned Permits (other than the CETS Permits), to the extent such permits are assignable, and the CEL Assumed Liabilities (the “CEL Assignment and Assumption Agreement”);

(vi)             an assignment and assumption agreement in form and substance satisfactory to Buyer, duly executed by the Seller, effecting the assignment to and assumption by CETS of the CETS Contracts, CETS Permits to the extent such permits are assignable, and the CETS Assumed Liabilities (the “CETS Assignment and Assumption Agreement”);

(vii)           Seller’s affidavit that it owes no taxes in any jurisdiction in which it is obligated to file tax returns or reports or pay taxes, and that there is no obligation of Seller that could serve to cause an Encumbrance or an attachment to the Purchased Assets.

(viii)         a certificate of the Secretary (or equivalent officer) of each Seller certifying as to (A) the resolutions of the board of directors of such entity, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of such entity authorized to sign this Agreement and the documents to be delivered hereunder;

(ix)             a non-competition and non-solicitation agreement in form and substance satisfactory to Buyer, executed by each of Steven L. Sample, Edward W. Sample, William A. Sample, Clarence Shivers, and William J. Howe in favor of Buyer (collectively, the “Non-Competition Agreements”);

(x)               an employment agreement in form and substance satisfactory to Buyer, executed by each of William J. Howe and Clarence Shivers (the "Employment Agreements");

(xi)             Payoff letters for any secured creditors and/or other reasonable documentation detailing indebtedness of Seller for purposes of identifying the obligations of Seller to be extinguished from proceeds of the sale as set forth in Section 1.04;

(xii)           all certificates of title relating to any of the Purchased Assets, duly endorsed for transfer as necessary to vest title in the appropriate Buyer;

(xiii)         all Required Consents, in form and substance satisfactory to Buyer;

(xiv)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)               At the Closing, Buyer shall deliver to Seller the following:

(i)                 The payments referenced in Section 1.04(b);

(ii)               the CEL Assignment and Assumption Agreement and CETS Assignment and Assumption Agreement duly executed by Buyer;

(iii)             the Employment Agreements duly executed by Buyer;

(iv)             the Non-Competition Agreements duly executed by Buyer;

(v)               the Assignments and Assumptions of Leases duly executed by Buyer;

(vi)             a certificate of the Secretary (or equivalent officer) of each Buyer certifying as to (A) the resolutions of the managers of such entity, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the managers or officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

Article III
Representations and warranties of seller

Each Seller jointly and severally represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01        Organization and Authority of Seller; Enforceability. ADH is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas. CEI and ATS are corporations duly organized, validly existing and in good standing under the laws of the state of Florida. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller and its shareholders. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02        No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, articles of incorporations, bylaws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except as set forth on Section 3.02 of the Disclosure Schedule, no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby (the “Required Consents”).

Section 3.03        Title to Purchased Assets. Seller owns and has good and transferable title to the Purchased Assets, free and clear of Encumbrances, except for those Encumbrances set forth on Section 3.03 of the Disclosure Schedule to be released at Closing upon payoff of the amounts and pursuant to payoff letters referenced in Section 1.04(b)(i). No party other than Seller has any right, title or interest in or to any of the Purchased Assets.

Section 3.04        Condition of Assets. Subject to the terms of this Agreement, all tangible Purchased Assets and items are sold and conveyed by Seller “as is-where is”, without any warranty as to fitness or condition, either expressed or implied, and Seller makes no representation as to the fitness or condition of any asset or item for a particular purpose.

Section 3.05        Inventory. To the best of Seller’s knowledge, all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business as of the Closing.

Section 3.06        Intellectual Property.

(a)                “Intellectual Property” means any and all of the following as may be now or previously owned, used or licensed by Seller and used in any of the Seller Businesses, in any jurisdiction throughout the world: (i) its trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing, and the name of and right to use “Citrus Extracts”; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) its patents and patent applications; (iv) its websites and internet domain name registrations; (v) all its trade secrets, know how, confidential or proprietary information related to its Emulsion System and CitraBlend products, customer and supplier lists, software (excluding the QuickBooks Enterprise software and any other software licensed directly to ADH (the “ADH Licensed Software”)), technical information, processes, designs, plans and other proprietary and confidential information used in a Seller Business; (vi) all computer software, programs and databases in any form insofar as they can be transferred, and excluding the QuickBooks Enterprise software and any other software licensed directly to ADH; and (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)               Section 3.06(b) of the Disclosure Schedules lists all material Intellectual Property included in the Purchased Assets. The Purchased Assets include all Intellectual Property relating to the Seller Businesses (other than the right to use the name “Acacia” and the ADH Licensed Software). Seller owns or has adequate, valid and enforceable rights to use all the Intellectual Property, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Intellectual Property, or restricting the licensing thereof to any person or entity.

(c)                Seller’s prior and current use of the Intellectual Property has not and does not infringe, violate, dilute or misappropriate the intellectual property or proprietary rights of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Intellectual Property. To the knowledge of Seller, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Intellectual Property, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.07        Assigned Contracts. Section 3.07 of the Disclosure Schedules includes each contract, agreement included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). The Assigned Contracts constitute all of the contracts, agreements and understandings, whether written or oral, which are necessary for or useful to permit the Buyer to conduct the Seller Businesses as conducted by Seller immediately before Closing. Each Assigned Contract is valid and binding on the parties thereto in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been delivered to Buyer. Each Assigned Contract is assignable to Buyer without the consent of or notice to any other person, except as set forth on Section 3.02 of the Disclosure Schedule. There are no disputes pending or threatened under any Assigned Contract.

Section 3.08        Permits. Section 3.08 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities (“Permits”) held by a Seller and relating to the Seller Businesses or the Purchased Assets, all of which are included in the Purchased Assets to the extent they are assignable or transferable (collectively, the “Assigned Permits”). The Assigned Permits constitute all of the Permits, if transferrable, which are necessary for or useful to permit Buyer to lawfully conduct the Seller Businesses as conducted by the Seller immediately before Closing and own and use the Purchased Assets in the manner owned and used by the Seller immediately before Closing. The Assigned Permits are valid and in full force and effect for Seller. The Assigned Permits are, and have been, in compliance with the applicable terms and requirements of such Permits. All fees and charges with respect to such Assigned Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Assigned Permit.

Section 3.09        Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets and the operation of the Seller Businesses. No event has occurred or circumstance exists that (with or without notice or passage of time or both) may constitute or result in a failure to comply with any such applicable federal, state and local law or regulation.

Section 3.10        Financial Statements. Seller has delivered to Buyer the consolidated audited income statements and balance sheets of ADH and its subsidiaries and supporting documentation as provided by Seller’s public auditors as of and for the years ended December 31, 2014 and 2013. Such financial statements fairly present the financial condition and results of operations of Seller as of the respective dates thereof for the periods referred to in such financial statements, in accordance with GAAP. Seller has no liability or obligation, except as reflected or reserved against in the most recent balance sheets for Seller referenced in this Section 3.10 or for immaterial liabilities incurred in the ordinary course of business after the date of such balance sheet.

Section 3.11        Material Adverse Effect. Since January 1, 2015, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of CEI or ATS or the prospects of either and, to Seller’s knowledge, no event has occurred or circumstance exists that may reasonably be expected to result in such a material adverse change.

Section 3.12        Other Shared Information. For purposes of this Section, “Shared Information” refers to projections and confidential information shared by William J. Howe to Buyer, independent of and without authorization by Seller or Steven L. Sample, relating to the past and present operations, production, product and service sales, clientele matters, and all other factors related to CEI and ATS and Buyer’s potential acquisition from Seller of the Purchased Assets. Seller does not make any representation or warranty to Buyer regarding the accuracy of the Shared Information that was created on William J. Howe’s (“Howe”) own time and by Howe’s own efforts, which Shared Information contains various projections, scenarios, plans, descriptions, depictions, representations and forward-looking statements, all of which were prepared and presented to Buyer by Howe in their entirety without the prior review and/or approval of Seller, who takes no responsibility for the content thereof. Nothing contained in this Section 3.12 shall limit Seller’s representations and warranties set forth in this Agreement (including the Disclosure Schedules hereto) or restrict Buyer’s right to rely on the due diligence information provided to Buyer by Seller, including the financial reports and related information provided to Buyer directly by Seller for which Seller takes full responsibility.

Section 3.13        Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets, the Assumed Liabilities or any Seller Business; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any document to be delivered hereunder. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.14        Sufficiency of Assets. The Purchased Assets constitute all of the assets and properties, tangible and intangible, real or personal, of any nature whatsoever, necessary to operate each of the Seller Businesses in substantially the same manner the Seller Businesses were conducted by Seller immediately prior to Closing.

Section 3.15        Taxes. Seller has filed or caused to be field on a timely basis all tax returns and reports relating to taxes that are or were required to be filed pursuant to federal, state and local laws and regulations. All tax returns and reports field by Seller are true, correct and complete and were prepared in compliance with federal, state and local laws and regulations. There is no dispute or claim concerning any taxes of Seller either claimed or raised by any governmental authority in writing or as to which Seller has knowledge. There are no proposed tax assessment or deficiency against Seller except as disclosed on the balance sheet referenced in Section 3.11(a).

Section 3.16        Employee Benefits. Seller’s Plans, if any, have been operated and administered in accordance with their respective terms and with applicable laws, including, without limitation, all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended and the Internal Revenue Code of 1986, as amended and the respective rules and regulations thereunder. The term “Plan” means all severance pay, vacation, sick leave, medical, dental, life insurance, disability or other welfare plans, savings, profit sharing or other retirement plans and all bonus or other incentive plans, contracts, arrangements or practices maintained or contributed to by the Seller and in which any one or more of the current or former employees of the Seller is eligible to participate or has participated. There are no pending or, to Seller’s knowledge, threatened, claims by or on behalf of any of the Plans, by any employee or beneficiary covered under such Plan, or otherwise involving any such Plan (other than routine claims for benefits), and all contributions required to be made under the terms of any Plan have been made.

Section 3.17        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.

Section 3.18        Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
Representations and warranties of buyer

Each Buyer jointly and severally represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any manager or officer of Buyer, after due inquiry.

Section 4.01        Organization and Authority of Buyer; Enforceability. CEL and CETS are limited liability companies duly organized, validly existing and in good standing under the laws of the state of Florida. Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03        Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05        Access. Buyer acknowledges that it has been provided access by the Seller to the properties and assets of the Seller and the opportunity to communicate with Seller’s auditors for the purpose of conducting an investigation and review of the Purchased Assets.

Article V
Covenants

Section 5.01        Public Announcements. Unless otherwise required by applicable law, no party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except to the extent required by applicable federal securities laws and regulations.

Section 5.02        Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided, however, that Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance; (b) to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Article VI; and (c) to take promptly all necessary action to remove any Encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

Section 5.03        Transfer Taxes; Taxes for Pre-Closing Periods. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary). Further, Seller shall be liable for and shall pay any and all taxes and fees of Seller or any Affiliate of Seller relating to the ownership, use or operation of the Seller Businesses, the Purchased Assets and the Assumed Liabilities for any period on or before the Closing Date.

Section 5.04        Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.05        Employees and Employee Benefits. Commencing on the Closing Date, Seller shall terminate all employees who are actively employed by CEI or ATS on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment to any or all of such employees on terms determined by Buyer. Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation, benefits or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension, welfare benefits, or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

Section 5.06        Restrictive Covenants.

(a)                Noncompetition. For a period of five (5) years after the Closing Date (the “Non-Compete Period”), no Seller nor any of any Affiliate of a Seller, shall, anywhere in the United States (the “Restricted Territory”), directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person or entity engaged in or planning to become engaged in any of the Seller Businesses or any business competitive with any of the Seller Businesses. An “Affiliate” of a person shall mean any of its directors, officers, partners or managers (or similar capacity), any beneficial owner of 20% or more of the outstanding equity of such person, or any other person who, directly or indirectly, controls or is under common control with such a person. William J. Howe’s or Clarence Shivers’ performance of duties in accordance with the Employment Agreements shall not be deemed a violation of this provision.

(b)               Nonsolicitation. During the Non-Compete Period, no Seller nor any Affiliate of a Seller, shall, directly or indirectly:

(i)                 solicit the business of any person or entity who is a customer or potential customer of a Buyer for the products or services then sold by Buyer in any manner that could be likely to result in such person or entity curtailing or canceling any business or contracts that such person or entity has with a Buyer, or in any way interfere with the relationship between a Buyer and such person or entity;

(ii)               cause, induce or attempt to cause or induce any actual or potential customer, supplier, licensee, licensor, distributor, employee, consultant or other business relation of a Buyer to cease doing business with a Buyer, to deal with any competitor of a Buyer, or in any way interfere with its relationship with such Buyer; or

(iii)             hire, employ, engage, retain or attempt to hire, employ, engage or retain any employee or independent contractor of a Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)                Confidentiality and Nondisparagement. No Seller nor any Affiliate of a Seller will, directly or indirectly (including through advisors and brokers), (i) disparage another party to this Agreement or any of such other party’s members, managers, officers, employees or agents, (ii) disclose to any person or entity any confidential, proprietary or non-public information concerning the Buyer, the Seller Businesses, the Purchased Assets, the transactions contemplated in this Agreement, or the terms of this Agreement or any related documents (“Confidential Information”), for any reason or purpose whatsoever, except as permitted under this Agreement, or (iii) use any of such Confidential Information for such Seller or Affiliate’s own purpose or for the benefit of any person or entity.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.06(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.06 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.06 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Sellers or their Affiliates.

5.07 Name Change. Seller shall within ten (10) days following the Closing, execute and file appropriate documents with the State of Florida to change the name of Citrus Extracts, Inc. to “CEI Liquidation, Inc.” or such other name that does not utilize “Citrus Extracts” or any confusingly similar name.

5.08 Cooperation Regarding Permits and Authorizations. Seller shall provide Buyer with all commercially-reasonable assistance and documentation required to give effect to the transfer to CEL and CETS of all permits, certificates and certifications, licenses and other authorities related to the Seller Businesses, including the Assigned Permits, as set forth in Section 3.08 of the Disclosure Schedule to the extent they are transferrable to Buyer.

5.09 Expenses. Seller and Buyer agree that: (a) Seller shall be responsible for payment of all costs and expenses in connection with the Purchased Assets incurred before the Closing Date, and (b) Buyer shall be responsible for payment of all costs and expenses incurred by Buyer in connection with the Purchased Assets on or after the Closing Date. To the extent there are certain Straddle Period Expenses (as defined below) relating to the Purchased Assets incurred by Seller and payable for a period which commenced prior to but ends after the date of Closing (the “Straddle Period”), then the Straddle Period Expenses will be shared as follows:

(i) Seller will be responsible for its Pro Rata Percentage of such Straddle Period Expenses incurred through the date immediately prior to the date of Closing; and

(ii) Buyer will be responsible for its Pro Rata Percentage of such Straddle Period Expenses incurred on and after the date of Closing.

A party’s respective “Pro Rata Percentage” shall be determined by dividing the number of days in the applicable Straddle Period during which it owned the Purchased Assets (with Buyer being deemed the owner of the Purchased Assets on the date of Closing) by the total number of days within the Straddle Period, or in any other manner which the parties mutually agree.

The “Straddle Period Expenses” shall mean expenses relating to natural gas, electric and other utilities and other costs which the parties mutually agree should be shared among the parties in the manner provided herein. The parties agree to cooperate in good faith to ensure that the Straddle Period Expenses are shared in a manner that is reflective of the time period during which each party was the owner of the Purchased Assets to which the Straddle Period Expenses relate.

The party billed for or who otherwise initially incurred the obligation to pay the Straddle Period Expenses shall timely pay such expenses in full, and the other party’s Pro Rata Percentage, if any, of such expenses shall be offset against the FPUA Deposit as contemplated in this Section 5.09 below.

Seller acknowledges and agrees that it will have no authority to incur any expenses, costs or fees on behalf of Buyer from and after the date of Closing and that if any such expenses, costs or fees are incurred contrary to this sentence, Buyer will have no obligation to pay any portion thereof.

Similarly, Buyer acknowledges and agrees that it will have no authority to incur any expenses, costs or fees on behalf of Seller from and after the date of Closing and that if any such expenses, costs or fees are incurred contrary to this sentence, Seller will have no obligation to pay any portion thereof.

Notwithstanding anything herein to the contrary, the parties agree that the total amount of the Straddle Period Expenses which Buyer is responsible for hereunder shall be offset against the total amount of the Seller’s deposit with the Fort Pierce Utility Authority, including any deposit held in the name of Red Phoenix Extracts, Inc. for Seller’s benefit (“FPUA Deposit”) (which is a Purchased Asset that Seller shall be entitled to hold post-Closing for the account of Buyer until settlement as provided herein), and upon settlement of such amounts Seller shall thereafter promptly pay over and deliver to Buyer the difference between the FPUA Deposit and such expenses of Buyer.

5.10 Non-Assignable Permits; Permit Fees. To the extent that any Permits are not assignable to Buyer by applicable law, regulation or rule, as further disclosed on Schedule 3.08, Buyer acknowledges and agrees that it will be responsible for applying for such Permits in its own name, provided that Seller will cooperate with Buyer to facilitate such process.

Article VI
Indemnification

Section 6.01        Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02        Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, members, managers, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)                any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)                any claim, liability or obligation based upon or arising out of the ownership or operation of the Seller Businesses or the Purchased Assets or any other liability or obligation of Seller, in any case existing or arising on or prior to the date of Closing (other than the Assumed Liabilities);

(d)               any claim, liability or obligation relating to or arising out of any Encumbrance or claimed Encumbrance by Florida Community State Bank or any other lienholder of Red Phoenix Extracts Inc. on any of the Purchased Assets;

(e)                any Excluded Asset or Excluded Liability.

Section 6.03        Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)                any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c)                any Assumed Liability.

Section 6.04        Claims; Assumption of Defense. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement (including a claim or suit by a third party), the Indemnified Party shall promptly give written notice to the Indemnifying Party of such claim, which notice shall specify in reasonable detail the facts relating to the claim. The Indemnifying Party may, at its own expense,

(a)                participate in the defense of any claim, suit, action or proceeding; and,

(b)               upon notice to the Indemnified Party at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof, including selecting counsel for the matter; provided, however, that counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnified Party. By the Indemnifying Party’s assumption of such defense, the applicable claim, suit or proceeding will be conclusively established as being within the scope of the Indemnifying Party’s indemnification obligations to the Indemnified Party under Section 6.02 or 6.03, as applicable. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Counsel selected by the Indemnifying Party shall have the lead role in any subsequent litigation. Whether or not the Indemnifying Party chooses to assume the defense of any such claim, suit, action or proceeding, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

(c)                For purposes of this Section 6.04, the term “Indemnified Party” shall mean any person entitled to indemnification under the terms of this Agreement, and the term “Indemnifying Party” shall mean any person from whom an Indemnified Party is entitled to seek indemnification under the terms of this Agreement.

Section 6.05        Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.06        Effect of Investigation. Either party’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of the other as contained herein will not be affected by any investigation conducted by that party with respect to, or any knowledge acquired by the party at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07        Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Article VII
Miscellaneous

Section 7.01        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Acacia Diversified Holdings, Inc. Facsimile: (877) 513-6295 E-mail: steve.sample@acacia.bz Attention: Steven L. Sample, CEO
If to Buyer CEL:	Citrus Extracts, LLC Facsimile: (515) 253-0942 E-mail: akoch@WEBILD.com Attention: Al Koch, Co-Manager

If to Buyer CETS: Citrus Extracts Transport Services, LLC

Facsimile: (515) 253-0942

E-mail: akoch@WEBILD.com

Attention: Al Koch, Co-Manager

Section 7.03        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05        Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including any letter of intent. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedules) and any other exhibit or attachment hereto, the statements in the body of this Agreement will control. The recitals to this Agreement are incorporated by this reference.

Section 7.06        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07        No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08        Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09        Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 7.11        Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the city of Orlando and county of Orange and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12        Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Acacia Diversified Holdings, Inc.
By__/s/ Steven L. Sample___ Name: Steven L. Sample Title: Chief Executive Officer

Citrus Extracts, Inc.
By__/s/ Steven L. Sample___ Name: Steven L. Sample Title: Chief Executive Officer

Acacia Transport Services, Inc.
By__/s/ Steven L. Sample___ Name: Steven L. Sample Title: Chief Executive Officer

Citrus Extracts II, LLC
By__/s/ Alan Koch________ Name: Alan Koch Title: Co-Manager
Citrus Extracts Transport Services, LLC By: Citrus Extracts II, LLC, its Managing Member
By:__/s/ Alan Koch______ Name: Alan Koch Title: Co-Manager

[Signature Page to Asset Purchase Agreement]
SCHEDULE 1.01

PURCHASED ASSETS

Assets to be Conveyed from CEI and ADH to CEL

Item	Qty.	Description or Notes

Reactor Tanks 750 Gallon Capacity	2	Portable. 750 gallon capacity each.
Fruit Bins	25	46" X 46" X 28" - Subject to variation in Qty
Agitator	1	Lightnin, single impeller Prox 5 HP
Assorted Break Room Items	1	Refirgerator, chect freezer, furniture Bldg. 12-E
Assorted Lab Equipment	1	Blender, mill, Tyler sieve shaker, vacuum sealers, etc.
Assorted Machinery & Equipment - 1	1	3 Portable pressure washers, 2 hyd. Pallet jacks, alum dock plate, extra propane tanks
Assorted Machinery & Equipment - 2	1	S/s hoppers, conveyors, motors, pumps, hoses, etc.
Assorted Office Items	1	Office desks, chairs, furniture in 12-E
Inclined Auger Conveyor	1	9" Diameter, stainless steel w/motor
Continuous Conveyor	1	Rubber belt type
Continuous Inclined Conveyor	1	Inclined rubber belt type
Vincent Dehydration Press	1	Model KP-10-K76 S/N 98027-C Stainless Steel
Fruit Bin Dump Table	1	S/S hopper, 6' dia., 15' auguer conveyor
Erriez Vibratory Conveyor	1	"Hi-Vi" Model.Stainless. Covered. Incl. motor
Filling Stand for SuperSacks	1	S/S
FMC Vibratory Conveyor	1	Prox. 34" X 13" w/drive supports and motor
Fitzmill Hammermill	1	Cominutor Model DA06 S/N 7000
Hoist System	1	Single girder prox. 15" span w/support and 1,000 lb hoist
Hydraulic Dumper, Hopper, & Conveyor	1	10-15 HP Hydraulic power unit w/hopper
Hyster Model S50XL Forklift Truck	1	S/N C187V02929N. 5,000 lb cap. LP gas.Side shifter, etc.
LOMA Systems Metal Detector	1	Model IQ2. Gravity flow type.
Safeline Metal Detector	1	Gravity flow type
Newlong Sewing Machine	1	Model NP-7A. For closing SuperSacks and bags
Piedmont Vibratory Conveyor	1	Model 990089
Reactor Tank 750 Gallon Capacity	1	750 gal. capacity stainless steel
Reitz Model RSP-6-K2 Screw Press	1	S/N RSP-86003801 Stainless steel. W/motor, drive, support stand
Rice Lake Digital Platform Scale	1	48" X 48"
Rice Lake Rough Deck Digital Scale	1	Weigh-Tronix Model 350 "Rough Deck" 48" X 48"
Polypropylene Storage Tank 4000 Gallon Capacity	1	Vertical setup
SWECO Model LS48C68 SEPARATOR w/Stand	1	S/N LS48C-848-873-63 48" Diameter 4-Deck. 1200 RPM
URSHEL Comitrol #3600 Dicer	1	S/N 876 Used in production - Bldg 12-E
Urschel #RA-D Dicer	1	GL 140677 Urschel Dicer, Model RA-D s/n #1597 (UPSTAIRS)
Wolverine-Proctor Oven	1	Stainless Steel Bed and Conveyor. 3 Burners
Caterpillar A200 GC25K Forklift Truck	1	Acquired following end of lease term August 2014
Ohaus SD75L Platform Scale	1	New
Fruit Bins	50	46" X 46" X 28" - Subject to variation in Qty
Auger Conveyor and Stainless Steel Fabrications	1	For discharge end of Wolverine Proctor Dryer
SWECO Screens	3	Added after RPE asset acquisition
Fitzmill Screens	2	Added after RPE asset acquisition
Freemachine	1	Acquired from RPE
Urschel 180U Cutting Head	1	New spare for peel cutter
Load Leveler 1,000 pound capacity	1	New
Electric chain hoist 2,000 pound capacity	1	New
Flex Neck Digital Imaging Camera	1	New
Lenovo 8705-CTO Tower Case PC with Software	1	With Windows, MS Office, etc.
HP Tower Case Pavillion PC with Software	1	With windows, MS Office, etc
HP OfficeJet 4630All-in-One	1	Printer/fax/copier
HP G7 Laptop Computer	1	With Windows, MS Office, Etc.
Ice Machine for Bldg. 12-E	1	Stand alone model
40' Standard Height Shipping Container for CEI Storage		Storage Container (#1) (From RPE)
Dual halogen light stand	1	Work light
Dollies (as casters) for moving heavy machinery	4	New
Drill press	1	New
Portable Generator	1	Approximately 900 watts. New.
Portable Generator	1	4,000 watts. New.
Steel dock plate	1	Purchsed new from Uline
SuperSacks	240	Inventory - Subject to variation in Qty
SuperSack Liners	108	Inventory - Subject to variation in Qty
Product Boxes	500	Inventory - Subject to variation in Qty
Poly Liners for Product Boxes	800	Inventory - Subject to variation in Qty
Stainless Steel Screw Conveyor	1	SS Screw conveyor 12’ x 28” w/1 hp drive motor
Stainless Steel Screw Conveyor	1	18’ x 14” SS screw conveyor (no gearbox or motor)
Stainless Steel Screw Conveyor	1	12’x 14” SS screw conveyor
Stainless Steel Screw Conveyor	1	36’ x 16” SS screw conveyor w/gearbox
Stainless Steel Screw Conveyor	1	12’ x 12” SS screw conveyor
Stainless Steel Screw Conveyor	1	36’ x 12” SS screw conveyor
Stainless Steel Screw Conveyor	1	30’ x 12” SS screw conveyor w/7.5 hp motor
Stainless Steel Screw Conveyor	1	36’ x 14” SS screw w 10 HP motor
Stainless Steel Screw Conveyor	1	12’ x 14”SS screw with 15 HP motor
Stainless Steel Screw Conveyor	1	24’ x 16” SS screw w/10 HP motor
Stainless Steel Screw Conveyor	1	12’ x 20” SS screw with 15 HP motor
Stainless Steel Screw Conveyor	1	24’ x 24” SS screw w/15HP motor
Stainless Steel Screw Conveyor	1	10' x 9" SS screw w/5HP motor
Stainless Steel Screw Conveyor	1	10' x 9' SS screw w/5HP motor
Stainless Steel Screw Conveyor	1	5' x 9" SS screw w/5HP motor
Stainless Steel Bin	1	Stainless Steel Unloading Bin, 102” x 102” x 136”
Insulated Stainless Steel Tank	1	Double Wall SS Insulated Tank w/7-1/2 HP motor
Metal Storage Container	1	Metal Storage Container
Urschel Cutting Machine	1	Urschel Comitrol 3640 w/40 hp motor
Urschel Cutting machine	1	Urschel Comitrol 3640 w/40 hp motor
Metal detector	1	Metal Detector, Safe Line
Belt Conveyor	1	Belt Conveyors 18” x 21’ and 20” x 26’
Stainless Steel Belt Conveyor	1	Belt Conveyors 20” x 16’ Stainless Steel
Pump	1	Moyno Pump, 7-1/2 HP motor and drive
Pump	1	Moyno Pump, 5 HP motor and drive
Pump	1	Progressive Cavity Pump w/5HP motor and drive
Pump	1	Moyno pump w/var speed drive 7HP
Pump	1	Monyo pump w/5HP drive motor
Pump	1	Durco pump or shredder with 40 HP drive motor
Pump	1	Monyo pump w/20 HP drive
Bagging/Loading System	1	Bagging/Tote Loading System
Vibratory Screen deseeder/Conveyor w/Motor	1	Deseeder (vibratory screen) and conveyor w/5hp motor
Bulker	1	Griffin Bulker
Heat Exchanger	1	Gosset Heat Exchanger Model ITT 7t
Pallets	40	Inventory - Subject to variation in Qty
Forklift ramp - Heavy Duty Steel	1	Forklift ramp from ground to loading deck height
Prepaids (Insurance, etc.)		Estimated for March 31 closing
Licenses, certifications, subsidies, etc. (INSOFAR AS ANY OF THESE MAY BE TRANSFERRED BY SELLER TO BUYER)	1	Food license, Organic Certification License, Kosher Certification, HACCP System, State of Florida rent subsidy certification, etc.
Service deposits	1	Fort Pierce Utility Authority deposit (prox) $12,000 Transferred to Buyer by CEI and/or Red Phoenix Extracts with full authority of Red Phoenix (Subject to the terms and conditions of Section 5.09 of the Agreement)
Finished NON-ORGANIC Product Inventory as of Closing.	220,794
Finished ORGANIC Product Inventory as of Closing.	143,568
Description of Intellectual Property of Seller related to CEI to be transferred to Buyer as Assets:
Trade Secret Intellectual Property – Emulsion System:	1
Trade Secret Intellectual Property – CitraBlend Peel Processing System:	1
Technical information, data, customer lists, price lists, process technology, plans, and drawings including the names and all corporate and fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the “Marks”); all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”); all copyrights in both published works and unpublished works (collectively, the “Copyrights”); all contracts and agreements, including the Profit Share Agreement with Uncle Matt's Organic or otherwise (collectively, "Contracts"); all websites, e-mail addresses, and domain names (collectively the "Internet Technology"); and all know-how, trade secrets, confidential information, software, (collectively, the “Trade Secrets”).	1	Buyer shall not use the word "Acacia" in his business or trade activities.
Total Buyer’s Valuation of Intellectual Property	1
Goodwill	1	Goodwill relating to Citrus Extracts, Inc.
(Assets of Acacia Diversified Holdings, Inc. relating to Acacia Milling Services)
Urschel Comitrol 3640	1	Milling Machine S/N 673
Microscope-3 Turrets with Digital Imaging	1	New
Steel scaffold/stanchion	1	Acquired by AMS
Dust collection units with motors, etc.	2	Acquired by AMS
Champion Commercial Air Compressor	1	Prox. 80 gallon tank
Drill Press	1	New
Brother HL5370DW Laser Printer	1	Acquired by AMS
HP Printer/Scanner	1	Acquired by AMS
Bissell Vacuum Cleaner	1	Acquired by AMS
4' Tilt Dumpster	1	Acquired by AMS
Wood Double Pedestal Desk w/Glass Top	2	Acquired by AMS
High Back Executive Swivel Chair	2	Acquired by AMS
Secretarial Desk with Return	1	Acquired by AMS
Mint Green Sofa with Table & Magazine Rack	1	Acquired by AMS
Fire King Fireproof File Cabinet	1	Acquired by AMS
Shaw-Walker Heavy Duty Floor Safe	1	Acquired by AMS 25" X 27" X 52"
Misc. Office Furnishings	1	Acquired by AMS
100 Foot Heavy Duty Electrical Cord	1	Acquired by AMS
HotPoint Refrigerator Freezer	1	Acquired by AMS
GE Microwave Oven	1	Acquired by AMS
GE Coffeemaker	1	Acquired by AMS
All customer lists, price lists, contracts and agreements, including those with Citrus Extracts, Inc.	1	Buyer shall not use the word "Acacia" in his business or trade activities.

Assets to be Conveyed from ATS to CETS

Item	Qty.	Description or Notes

Assets to be Conveyed by Acacia Transport Services, Inc. to Citrus Extracts Transport Services, LLC
2006 IHC 8600 Tandem Axle Road Tractor	1	Acquired July 2014 - Hydraulic wetline kit, 1 yr/100,000 mi warranty good till 8-8-2015 572,000 miles, whichever occurs first.
2004 IHC 9200 Tandem Axle Road Tractor	1	Acquired July 2014 - Hydraulic wetline kit.
1986 IHC F1954 tandem Axle Road Tractor	1	Acquired July 2014 - Used as "yard" tractor
1987 IHC 1600 Flatbed Truck W/Stainless Tank	1	Electric-powered stainless screw unloader
1974 Summit Tandem Axle Aluminum Dump Trailer	1	Acquired July 2014
1981 Hardee Tandem Axle Aluminum Dump Trailer	1	Acquired July 2014
1990 Summit Tandem Axle Aluminum Dump Trailer	1	Acquired July 2014
1994 Dorsey Tandem Axle Aluminum Dump Trailer	1	Acquired July 2014
1996 Benson Tandem Axle Aluminum Dump Trailer	1	Acquired July 2014
1996 STRIK 53' Tandem Axle Van Trailer	1	Acquired July 2014
40' X 8' Hi-Cube Shipping Container for Storage	1	Storage container #2 (Acquired by ATS)
40' X 8' Hi-Cube Shipping Container for Storage	1	Storage container #3 (Acquired by ATS)
Inventory of tires, wheels, parts, tools, etc. (new & used)	1	Acquired from Lane Trucking
Wetline Hydraulic Kits for Tractors	3	Acquired from Lane Trucking
Prepaid permits, licenses, insurance	1	Estimated for March 31st closing
External Electric fuel transfer pump unit	1	12 V with fittings, hoses,
Portable mechanics tool kit	1	For field use on trucks
Portable paint sprayer unit	1	For field use on trucks
20 Ton bottle jack	1	New
8" Bench grinder with stand	1	New
Prepaids (Insurance, etc.)	1	Estimated for March 31st closing
Licenses, permits, etc.	1	Estimated for March 31st closing
2,000 pound capacity chain hoise	1	New
Service deposits	1	Cash deposit on file with Fuelman to guarantee payment performance of fuel credit card account
Description of Intellectual Property of Seller related to ATS to be transferred to Buyer as Assets:
All customer lists and price lists; all contracts and agreements, including those with Lambeth Groves Juice Company, Davie Dairy, or otherwise (collectively, "Contracts"); and, all trade secrets and confidential information (collectively, the “Trade Secrets”).	1	Buyer shall not use the word "Acacia" in his business or trade activities.
Goodwill	1	Goodwill relating to Acacia Transport Services, Inc.

SCHEDULE 1.02

EXCLUDED ASSETS

Listing of Assets to Be Excluded from the Transactions

Item

Items and assets to be excluded from the transaction include any and all asset items owned by

Acacia Diversified Holdings, Citrus Extracts, Inc., Acacia Transport Services, Inc. and Acacia

Milling Services that are not included in the definition of “Purchased Assets”, including but not limited to the following:

Licenses, permits, certificates, certifications, subsidies, etc. including but not limited to USDA

Phytosanitary Certificate, USDA Organic Certificate, Americert Organic Certification, Kosher

Certification, HACCP System, Florida Department of Agriculture Annual Food Permit, State of

Florida rent subsidy certification, etc. that cannot be transferred to Buyer by law, rule or otherwise.

Tent, test equipment, miscellaneous items and records of activities outside the scope of the Seller

Businesses, all of which are located in Bldg. 12-W and otherwise.

"Millie Junior" Chinese Milling Machine

Laptop computer used by Bill Sample (Acacia Diversified has provided a Lenovo 8705-CTO tower case pc as a replacement)

Ford 755B backhoe

The name "Acacia"; its trademarks, service marks, or logos using the name “Acacia”; or any use thereof.

Seller's Cash and Cash Equivalents, Accounts and Notes Receivable and related monetary assets.

All Ocion chemicals and products located onsite

The License Agreement dated January 1, 2015 between NW Ingredients, Inc. and Citrus Extracts, Inc.

Ft. Pierce State Farmers’ Market Commercial Lease between the State of Florida Department of Agriculture and Consumer Services and Citrus Extracts Inc. dated February 14, 2014 (Unit 12 East), as extended by the Extension of Term Notice dated April 22, 2014

Ft. Pierce State Farmers’ Market Commercial Lease between the State of Florida Department of Agriculture and Consumer Services and Citrus Extracts Inc. dated January 30, 2014 (Warehouse/Office Unit 12 West), as extended by the Extension of Term Notice dated April 22, 2014

ADH Licensed Software (as defined in the APA)

All items not included in the definition of “Purchased Assets” and owned by Red Phoenix

Extracts, Inc., Natural Citrus Products Corporation, or other organization(s) diverse from Acacia

Diversified, CEI and ATS and which are and have been stored on the CEI premises. These items include but are not limited to pallets loaded with miscellaneous parts and equipment currently stored in Building 5-E, 12-E (including the mezzanine thereto) and 12-W, other parts, supplies,

and parts, equipment and supplies stored in those same areas but not palletized, two large electrical control panels currently stored in steel storage container domiciled on the outside lot of

Building 12-E, and all items stored in the area commonly referred to as the "Bone Yard"

consisting of outside storage maintained by Natural Citrus Products Corporation in a diverse area of the Fort Pierce State Farmers Market.

All other items as are not included in the definition of “Purchased Assets”.

SCHEDULE 1.04

WIRE TRANSFER INSTRUCTIONS; PAYOFFS; TRADE PAYABLES

Disbursements to be made at Closing from the Purchase Price:

Recipient – Creditors/Trade Payables	Amount
Florida Community Bank	$129,557.73
Natural Citrus Products Corporation	$189,000
Red Phoenix Extracts, Inc	$74,950
L. Palmer Sample	$63,920
Kenneth E. Reeser MD, IRA	$125,905.85
Reesor Family Investments Custody Account	$22,218.70
David Lee Sadler Estate	$83,900
Katy Sadler Prince Testamentary Trust	$6,200
Alice L. Sample	$13,884
William A. Sample	$5,862

Recipient – Signatories to Non-Competition Agreements	Amount
Edward W. Sample	$1,000
William A. Sample	$1,000

The balance of the purchase price, being $1,845,415.94 after payment of the relevant amounts above at closing (excluding payments for Non-Competition Agreements), will be paid to Acacia Diversified Holdings, Inc.

Wire transfer instructions are as set forth in that certain Funds Flow Memorandum dated as of the date of this Agreement between Buyer and Seller.

SCHEDULE 1.05

PURCHASE PRICE ALLOCATION

	Citrus Extracts II, LLC ($)	Citrus Extracts Transport Services, LLC ($)	Total ($)
Finished Product Inventory	458,474	-	458,474
Parts/Supplies Inventory	7,450	18,250	25,700
Equipment	1,457,640	141,000	1,598,640
Non Compete Agreements	50,000	50,000	100,000
Goodwill	378,000	-	378,000
Total	2,351,564	209,250	2,560,814

SCHEDULE 3.02

REQUIRED CONSENTS

  Consent and approval of the shareholders of Seller, which was obtained prior to Closing.

  Consents/Notices Required for Assignment of Assigned Contracts:

•	Premises Usage Agreement between The Mushroom Guy and Citrus Extracts, Inc. requires prior written consent of The Mushroom Guy to assign or sublease the agreement or the premises described therein.

•	Definitive Supply and Profit Sharing Agreement between Uncle Matt’s Organic, Inc. and Citrus Extracts, Inc. dated August 20, 2013, as extended by the Extension of Definitive Supply and Profit Sharing Agreement dated June 25, 2015 between such parties, requires the prior written consent of the non-assigning party.

•	Transport Agreement between Davie Dairy, Inc. and Acacia Transport Services, Inc. dated June 26, 2015 provides that no party shall, without the prior written consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed, assign or permit any transfer of the Agreement.

•	Consents/Notices Required for Transfer of Assigned Permits:

•	None

SCHEDULE 3.03

ENCUMBRANCES

None.

SCHEDULE 3.06(b)

INTELLECTUAL PROPERTY

  Citrus Emulsion System Trade Secret
  Citrus Peel Processing System Trade Secret
  Name “Citrus Extracts” and right to use the same
  Name “CitraBlend” and the right to use the same
  Assignment of current and future rights to allthingscitrus.com.
  Goodwill related to the Purchased Assets and the Seller Businesses

SCHEDULE 3.07

ASSIGNED CONTRACTS

Assigned Contracts to CEL:

  Premises Usage Agreement between The Mushroom Guy and Citrus Extracts, Inc.

  Definitive Supply and Profit Sharing Agreement between Uncle Matt’s Organic, Inc. and Citrus Extracts, Inc. dated August 20, 2013, as extended by the Extension of Definitive Supply and Profit Sharing Agreement dated June 25, 2015 between such parties.

Assigned Contracts to CETS:

  Modified and Extended Agreement for Citrus Peel Hauling Services dated June 25, 2015 between Lambeth Groves Juice Company, Inc. and Acacia Transport Services, Inc.

  Transport Agreement between Davie Dairy, Inc. and Acacia Transport Services, Inc. dated June 26, 2015.

SCHEDULE 3.08

ASSIGNED PERMITS

Certificates, Permits, and other Authorizations of Seller, all of which will be Assigned Permits (Insofar as they are transferrable):

Permit/Certification Name	Transferability	Assignee (if applicable)
USDA Organic Certification/Americert	Non-transferable; new application required
Food License	Non-transferable; new application required
Kosher Certification	Non-transferable; new application required
HACCP System	Non-transferable; new application required
USDA Photosanitary Certificate	Non-transferable; new application required